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                                                            Ex. 24.1

                    Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" and to the use of our reports on (i) the Balance Sheet of Commonwealth Income & Growth Fund III, at April 28, 1997, dated April 28, 1997 (ii) the Balance Sheets of Commonwealth Income & Growth Fund, Inc., at February 28, 1997 and February 29, 1996 dated April 28, 1997 and (iii) the consolidated financial statements of Commonwealth Capital Corp., at February 28, 1997 and February 29, 1996 and for the years then ended dated April 28, 1997, all included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-26933 and related Prospectus of Commonwealth Income & Growth Fund III for the registration of 750,000 units of Limited Partnership Interests.



                                       /s/ ERNST & YOUNG LLP



Philadelphia, Pennsylvania
July 16, 1997